Exhibit 99.1

CBTX, Inc. Reports Second Quarter Financial Results

Houston, Texas, July 28, 2022 -- CBTX, Inc., or the Company (NASDAQ: CBTX), the bank holding company for CommunityBank of Texas, N.A., or the Bank, today announced its results for the quarter ended June 30, 2022.

Robert R. Franklin, Jr., Chairman, CEO and President of the Company said, “We are pleased to present our results for the second quarter in which the company earned $0.48 per share on a diluted basis and loans grew over the $3 billion mark for the first time in our history.”

“We have continued our efforts to prepare for closing of the merger with Allegiance Bancshares and position us to provide a smooth transition for our customers, employees and communities,” continued Mr. Franklin. “During the quarter, shareholders of both companies approved the agreement for the merger, and we received approvals from the Federal Deposit Insurance Corporation and the Texas Department of Banking of the regulatory applications filed related to the transaction.”

Mr. Franklin concluded, “Although economic news remains unsettled with inflation, and volatile energy prices and global crises persist, we believe our markets remain relatively strong and the pending merger will benefit the shareholders, employees and communities of the combined organizations.”

Highlights

●	The Company reported net income of $11.7 million for the second quarter of 2022, or $0.48 per diluted share, compared to net income of $10.6 million, or $0.43 per diluted share, for the first quarter of 2022 and net income of $11.7 million, or $0.48 per diluted share, for the second quarter of 2021.
●	Loans excluding loans held for sale were $3.0 billion at June 30, 2022, an increase of $153.0 million from March 31, 2022.
●	The allowance for credit losses, or ACL, was 1.06% of loans excluding loans held for sale at June 30, 2022 compared to 1.09% at March 31, 2022.
●	Net interest margin on a tax equivalent basis was 3.49% for the second quarter of 2022, compared to 3.22% for the first quarter of 2022 and 3.29% for the second quarter of 2021.
●	Deposits decreased $64.6 million between March 31, 2022 and June 30, 2022 and increased $339.8 million between June 30, 2021 and June 30, 2022.
●	Cash and cash equivalents decreased $287.0 million from March 31, 2022 to June 30, 2022.
●	Received requisite shareholder approvals of the agreement for the merger of equals of Allegiance Bancshares, Inc. and the Company and received regulatory approvals from the Federal Deposit Insurance Corporation and the Texas Department of Banking.

Pending Merger

On November 8, 2021, Allegiance Bancshares, Inc., or Allegiance, and the Company jointly announced that they entered into a definitive merger agreement pursuant to which the companies will combine in an all-stock merger of equals. Under the terms of the definitive merger agreement, Allegiance shareholders will receive 1.4184 shares of the Company’s common stock for each share of Allegiance common stock they own. Based on the number of outstanding shares of Allegiance and the Company as of November 5, 2021, Allegiance shareholders will own approximately 54% and the Company’s shareholders will own approximately 46% of the combined company. The companies have received regulatory approvals from the Federal Deposit Insurance Corporation and the Texas Department of Banking. The merger remains subject to the receipt of regulatory approval from the Board of Governors of the Federal Reserve System. Subject to satisfaction of the closing conditions, the parties anticipate closing in the third quarter of 2022.

Operating Results

The Company reported net income of $11.7 million for the second quarter of 2022, or $0.48 per diluted share, compared to net income of $10.6 million, or $0.43 per diluted share, for the first quarter of 2022 and net income of $11.7 million, or $0.48 per diluted share, for the second quarter of 2021.

The increase of $1.1 million in net income for the second quarter of 2022, compared to the first quarter of 2022, was primarily due to a $2.2 million increase in net interest income and a $894,000 decrease in noninterest expense, partially offset by a $1.8 million decrease in noninterest income.

Net income was $11.7 million for both the second quarter of 2022 and 2021. Net interest income was $3.9 million higher and non-interest expense was $1.4 million lower in the second quarter of 2022, compared to the second quarter of 2021. Additionally, the provision for credit losses was a provision of $126,000 for the second quarter of 2022, compared to a recapture of $5.1 million in the second quarter of 2021.

Net Interest Income

Net interest income was $34.9 million for the second quarter of 2022, compared to $32.6 million for the first quarter of 2022 and $31.0 million for the second quarter of 2021.

Net interest income increased $2.3 million during the second quarter of 2022, compared to the first quarter of 2022, primarily due to higher rates on interest-bearing deposits at other financial institutions and securities, higher average securities and loans, lower average Federal Home Loan Bank advances and an additional calendar day in the second quarter of 2022.

Net interest income increased $3.9 million during the second quarter of 2022, compared to the second quarter of 2021, primarily due to higher rates on interest-earning assets, higher average loans and securities, lower rates on deposits and lower average Federal Home Loan Bank advances.

The yield on interest-earning assets was 3.56% for the second quarter of 2022, compared to 3.31% for the first quarter of 2022 and 3.41% for the second quarter of 2021. The cost of interest-bearing liabilities was 0.25% for the second quarter of 2022, 0.27% for the first quarter of 2022 and 0.32% for the second quarter of 2021. The Company’s net interest margin on a tax equivalent basis was 3.49% for the second quarter of 2022, compared to 3.22% for the first quarter of 2022 and 3.29% for the second quarter of 2021.

Net fees recognized on Paycheck Protection Program, or PPP, loans were $234,000, $989,000 and $1.5 million during the second quarter of 2022, the first quarter of 2022 and second quarter of 2021, respectively.

Provision (Recapture) for Credit Losses

The provision for credit losses for the second quarter of 2022 was $126,000, compared to $435,000 for the first quarter of 2022 and a recapture of $5.1 million for the second quarter of 2021.

The provision for credit losses for the second quarter of 2022 is comprised of a $479,000 provision for credit losses for loans due to an increase in the loan portfolio and a $353,000 recapture for credit losses related to unfunded commitments due to a decrease in available unfunded commitments.

The provision for credit losses for the first quarter of 2022 was comprised of recaptures of $20,000 and $415,000 for the ACL for loans and for unfunded commitments, respectively.

The provision for credit losses for the second quarter of 2021 was comprised of recaptures of $4.2 million and $893,000 for the ACL for loans and for unfunded commitments, respectively. The recapture of credit losses during the second quarter of 2021 primarily resulted from improvements in the local economy during that period.

The ACL for loans was $32.1 million, or 1.06%, of loans excluding loans held for sale at June 30, 2022, $31.4 million,

or 1.09%, at March 31, 2022 and $37.2 million, or 1.36%, at June 30, 2021.

Noninterest Income

Noninterest income was $3.5 million for the second quarter of 2022, $5.3 million for the first quarter of 2022 and $3.5 million for the second quarter of 2021.

Noninterest income decreased $1.8 million for the second quarter of 2022, as compared to the first quarter of 2022. Noninterest income for the first quarter of 2022 included payments totaling $1.5 million recognized in connection with the early termination of a land lease included in other noninterest income, and a gain of $1.2 million for sales of assets underlying a portion of the Company’s equity investments, partially offset by a $1.2 million loss included in net gain on sale of assets for the disposal of the building and improvements for the land lease that was terminated early.

Noninterest income was $3.5 million for both the second quarter of 2022 and 2021. Deposit account service charge income was $219,000 higher and net gains on sales of assets were $308,000 lower in the second quarter of 2022, compared to the second quarter of 2021.

Noninterest Expense

Noninterest expense was $23.8 million for the second quarter of 2022, compared to $24.7 million for the first quarter of 2022 and $25.2 million for the second quarter of 2021.

The decrease in noninterest expense of $894,000 for the second quarter of 2022, compared to the first quarter of 2022, was primarily due to a $556,000 decrease in salaries and employee benefits, primarily due to higher insurance expense in the first quarter of 2022 and a decrease of $305,000 in data processing and software expense.

The decrease in noninterest expense of $1.4 million for the second quarter of 2022, compared to the second quarter of 2021, was primarily due to a $1.3 million decrease in professional and director fees primarily related to BSA/AML compliance matters and legal fees, partially offset by $1.0 million of costs related to the pending merger with Allegiance.

Income Taxes

Income tax expense was $2.8 million for the second quarter of 2022, $2.3 million for the first quarter of 2022 and $2.7 million for the second quarter of 2021. The effective tax rates were 19.45% for the second quarter of 2022, 17.69% for the first quarter of 2022 and 18.70% for the second quarter of 2021.

The differences between the federal statutory rate of 21% and the effective tax rates were largely attributable to permanent differences primarily related to tax exempt interest income, bank-owned life insurance earnings and merger-related expenses.

Balance Sheet Highlights

Loans

Loans excluding loans held for sale were $3.0 billion at June 30, 2022, $2.9 billion at March 31, 2022 and $2.7 billion at June 30, 2021. Loans excluding loans held for sale increased $153.0 million from March 31, 2022 to June 30, 2022 primarily due to loan originations and line of credit drawdowns outpacing paydowns.

The Company’s PPP loans were $8.9 million, net of deferred fees and unearned discounts, at June 30, 2022, $17.5 million at March 31, 2022 and $179.1 million at June 30, 2021. The PPP program has been closed to further borrowings and the Company has not originated any new loans under this program since the second quarter of 2021.

Cash and Cash Equivalents

Cash and cash equivalents decreased $287.0 million from March 31, 2022 to June 30, 2022 primarily due to a net increase in loans and net deposit outflows. Cash and cash equivalents decreased $304.4 million from June 30, 2021 to June 30, 2022 primarily due to a net increase in securities and loans, partially offset by net deposit inflows.

Securities

Securities were $550.1 million at June 30, 2022, $548.0 million at March 31, 2022 and $309.2 million at June 30, 2021.

As of June 30, 2022, the fair value of the Company’s securities totaled $550.1 million, compared to $548.0 million as of March 31, 2022, an increase of $2.1 million. Amortized cost increased $26.9 million during the second quarter of 2022, primarily as a result of purchases totaling $188.2 million outpacing maturities, calls and paydowns totaling $163.2 million. Net unrealized losses on the securities portfolio were $59.3 million at June 30, 2022, compared to net unrealized losses of $34.5 million at March 31, 2022. This decrease of $24.8 million was due to a reduction in fair value as a result of increases in interest rates.

Securities increased $240.9 million from June 30, 2021 to June 30, 2022 primarily due to purchases out pacing maturities, calls and paydowns, partially offset by decreases in fair value due to changes in interest rates and anticipated changes in interest rates during the second quarter of 2022. Net unrealized losses on the securities portfolio were $59.3 million at June 30, 2022, compared to a net unrealized gain of $6.5 million at June 30, 2021. This decrease of $65.8 million was due to a reduction in fair value as a result of interest rate increases and anticipated increases.

Deposits and Borrowings

Total deposits were $3.8 billion, $3.8 billion and $3.4 billion at June 30, 2022, March 31, 2022 and June 30, 2021, respectively. The decrease in deposits of $64.6 million between March 31, 2022 and June 30, 2022 was due to net deposit outflows of $73.5 million in interest-bearing accounts and net deposit inflows of $9.0 million in noninterest-bearing accounts. The increase in deposits of $339.8 million between June 30, 2021 and June 30, 2022 was due to net deposit inflows of $86.4 million and $253.5 million in interest-bearing accounts and noninterest-bearing accounts, respectively.

The Company defines total borrowings as the total of Federal Home Loan Bank advances and notes payable. Total borrowings were $50.0 million of Federal Home Loan Bank advances at March 31, 2022 and June 30, 2021. The Company’s Federal Home Loan Bank advances were paid off in April 2022 and the Company had no borrowings outstanding at June 30, 2022.

Capital

At June 30, 2022, the Company continued to be well capitalized and maintained strong capital ratios under regulatory requirements. The Company’s total risk-based capital ratio was 15.53% at June 30, 2022, 16.06% at March 31, 2022 and 17.72% at June 30, 2021. The Company’s tier 1 leverage ratio was 11.48% at June 30, 2022, 11.08% at March 31, 2022 and 11.63% at June 30, 2021. The Company’s total shareholders’ equity to total assets ratio was 12.19% at June 30, 2022, 12.14% at March 31, 2022 and 13.68% at June 30, 2021.

The ratio of tangible equity to tangible assets was 10.44% at June 30, 2022, 10.44% at March 31, 2022 and 11.84% at June 30, 2021. Tangible equity to tangible assets is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with United States generally accepted accounting principles, or GAAP, to tangible equity to tangible assets is total shareholders’ equity to total assets. See the table captioned “Non-GAAP to GAAP Reconciliation” at the end of this earnings release.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures including “tangible book value,” “tangible book value per share,” and “tangible equity to tangible assets,” which are supplemental measures that are not required by, or are not presented in accordance with, GAAP. Please refer to the table titled “Non-GAAP to GAAP Reconciliation” at the end of this earnings release for a reconciliation of these non-GAAP financial measures.

Conference Call Information [update]

The Company will hold a conference call to discuss second quarter 2022 financial results on Friday, July 29, 2022 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). Investors and interested parties may access the live webcast of the conference call by registering at: https://register.vevent.com/register/BIe2950431a1294744a2773ccd1e690564.  An archived edition of the earnings webcast will also be posted on the Company’s website later that day and will remain available to interested parties via the same link for one year.

The conference call will contain forward-looking statements in addition to statements of historical fact. The actual achievement of any forecasted results or the unfolding of future economic or business developments in a way anticipated or projected by the Company involves numerous risks and uncertainties that may cause the Company’s actual performance to be materially different from that stated or implied in the forward-looking statements. Such risks and uncertainties include, among other things, risks discussed within the “Risk Factors” section of the Company’s most recent Forms 10-Q and 10-K and subsequent 8-Ks.

About CBTX, Inc.

CBTX, Inc. is the bank holding company for CommunityBank of Texas, N.A., a community bank, offering commercial banking solutions to small and mid-sized businesses and professionals in Houston, Dallas, Beaumont and surrounding communities in Texas. Visit www.communitybankoftx.com for more information.

Forward-Looking Statements

This earnings release may contain certain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections about the Company and its subsidiary. Forward-looking statements include information regarding the Company’s future financial performance, business and growth strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Further, certain factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: natural disasters and adverse weather on the Company’s market area, acts of terrorism, pandemics, an outbreak of hostilities or other international or domestic calamities and other matters beyond the Company’s control; the Company’s ability to manage the economic risks related to the ongoing impact of the COVID-19 pandemic (including risks related to its customers’ credit quality, deferrals and modifications to loans); the geographic concentration of the Company’s markets in Houston and Beaumont, Texas; the Company’s ability to manage changes and the continued health or availability of management personnel; the amount of nonperforming and classified assets that the Company holds and the time and effort necessary to resolve nonperforming assets; deterioration of asset quality; interest rate risk associated with the Company’s business; national business and economic conditions in general, in the financial services industry and within the Company’s primary markets; sustained instability of the oil and gas industry in general and within Texas; the composition of the Company’s loan portfolio, including the identity of the Company’s borrowers and the concentration of loans in specialized industries; changes in the value of collateral securing the Company’s loans; the Company’s ability to maintain important deposit customer relationships and its reputation; the Company’s ability to maintain effective internal control over financial reporting; volatility and direction of market interest rates; liquidity risks associated with the Company’s business; systems failures, interruptions or breaches involving the Company’s information technology and telecommunications systems or third- or fourth-party servicers; the failure of certain third- or fourth-party vendors to perform; the institution and outcome of litigation and other legal proceedings against the Company or to which it may become subject; the operational risks associated with the Company’s business; the costs, effects and results of regulatory examinations, investigations, or reviews or the ability to obtain required regulatory approvals; changes in the laws, rules, regulations, interpretations or policies relating to financial institution, accounting, tax, trade, monetary and fiscal matters; further government intervention in the U.S. financial system that may impact how the Company achieves its performance goals; the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer than anticipated to be realized; disruption to the parties’ businesses as a result of the announcement and pendency of the merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate each party’s businesses into the other’s businesses; the amount of the costs, fees, expenses and charges related to the merger; the ability by each of Allegiance and the Company to obtain required governmental approvals of the merger (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction); reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the merger; the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the merger; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the dilution caused by the Company’s issuance of additional shares of its common stock in the merger; general competitive, economic, political and market conditions; and other factors that may affect future results of the Company and Allegiance including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation and Office of the Comptroller of Currency, or OCC, and legislative and regulatory actions and reforms; and other risks, uncertainties, and factors that are discussed from time to time in the Company’s reports and documents filed with the Securities and Exchange Commission, or SEC. Additionally, many of these risks and uncertainties have been elevated by and may continue to be elevated by the COVID-19 pandemic.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in the Company’s Annual Report on Form 10-K, filed with the SEC, and other reports and statements that the Company has filed with the SEC. If one or more events related to these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, actual results may differ materially from what it anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict which will arise. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Copies of the SEC filings for the Company are available for download free of charge from www.communitybankoftx.com under the Investor Relations tab.

The Company disclaims any obligation and does not intend to update or revise any forward-looking statements contained in this communication, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

CBTX, INC. AND SUBSIDIARY

Financial Highlights

(In thousands, except per share data and percentages)

	Three Months Ended					Six Months Ended
	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021	6/30/2022	6/30/2021
Profitability:
Net income (loss)	$11,707	$10,595	$(545)	$14,421	$11,703	$22,302	$21,722
Basic earnings (loss) per share	$0.48	$0.43	$(0.02)	$0.59	$0.48	$0.91	$0.89
Diluted earnings (loss) per share	$0.48	$0.43	$(0.02)	$0.59	$0.48	$0.91	$0.88
Return on average assets(1)	1.08%	0.97%	(0.05%)	1.37%	1.14%	1.02%	1.09%
Return on average shareholders' equity(1)	8.75%	7.67%	(0.38%)	10.15%	8.49%	8.20%	7.95%
Net interest margin - tax equivalent(1)	3.49%	3.22%	3.07%	3.22%	3.29%	3.35%	3.49%
Efficiency ratio(2)	61.84%	64.94%	99.78%	66.21%	73.02%	63.38%	68.56%

Liquidity and Capital Ratios:
Total shareholders' equity to total assets	12.19%	12.14%	12.53%	13.41%	13.68%	12.19%	13.68%
Tangible equity to tangible assets(3)	10.44%	10.44%	10.85%	11.64%	11.84%	10.44%	11.84%
Common equity tier 1 capital ratio	14.49%	14.97%	15.31%	16.87%	16.46%	14.49%	16.46%
Tier 1 risk-based capital ratio	14.49%	14.97%	15.31%	16.87%	16.46%	14.49%	16.46%
Total risk-based capital ratio	15.53%	16.06%	16.42%	18.12%	17.72%	15.53%	17.72%
Tier 1 leverage ratio	11.48%	11.08%	11.22%	11.69%	11.63%	11.48%	11.63%

Credit Quality:
Allowance for credit losses for loans to loans excluding loans held for sale	1.06%	1.09%	1.09%	1.23%	1.36%	1.06%	1.36%
Nonperforming assets to total assets	0.65%	0.50%	0.50%	0.49%	0.52%	0.65%	0.52%
Nonperforming loans to loans excluding loans held for sale	0.93%	0.77%	0.79%	0.79%	0.77%	0.93%	0.77%
Net charge-offs (recoveries) to average loans(1)	(0.02%)	(0.01%)	(0.01%)	(0.01%)	(0.07%)	(0.02%)	(0.03%)

Other Data:
Weighted average common shares outstanding - basic	24,493	24,497	24,437	24,432	24,447	24,495	24,477
Weighted average common shares outstanding - diluted	24,593	24,605	24,575	24,544	24,571	24,613	24,591
Common shares outstanding at period end	24,425	24,502	24,488	24,420	24,450	24,425	24,450
Dividends per share	$0.13	$0.13	$0.13	$0.13	$0.13	$0.26	$0.26
Book value per share	$21.56	$22.03	$22.96	$23.12	$22.75	$21.56	$22.75
Tangible book value per share(3)	$18.11	$18.58	$19.50	$19.65	$19.28	$18.11	$19.28
Employees - full-time equivalents	491	503	506	520	529	491	529

(1)	Annualized.
(2)	Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(3)	Non-GAAP financial measure. See the table captioned “Non-GAAP to GAAP Reconciliation” at the end of this earnings release.

CBTX, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(In thousands)

	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021

Loans excluding loans held for sale	$3,032,914	$2,879,880	$2,867,524	$2,608,402	$2,729,496
Allowance for credit losses for loans	(32,087)	(31,442)	(31,345)	(32,208)	(37,183)
Loans, net	3,000,827	2,848,438	2,836,179	2,576,194	2,692,313
Cash and cash equivalents	483,966	770,991	950,146	998,785	788,409
Securities	550,083	547,979	425,046	359,539	309,233
Premises and equipment	56,010	56,665	58,417	59,235	59,987
Goodwill	80,950	80,950	80,950	80,950	80,950
Other intangible assets	3,353	3,540	3,658	3,702	3,846
Loans held for sale	—	748	164	327	808
Operating lease right-to-use asset	11,324	10,850	11,191	11,527	12,514
Other assets	135,790	125,816	120,250	118,860	118,474
Total assets	$4,322,303	$4,445,977	$4,486,001	$4,209,119	$4,066,534

Noninterest-bearing deposits	$1,810,275	$1,801,323	$1,784,981	$1,628,144	$1,556,784
Interest-bearing deposits	1,946,359	2,019,902	2,046,303	1,903,491	1,860,002
Total deposits	3,756,634	3,821,225	3,831,284	3,531,635	3,416,786
Federal Home Loan Bank advances	—	50,000	50,000	50,000	50,000
Operating lease liabilities	14,169	13,752	14,142	14,556	15,590
Other liabilities	24,821	21,277	28,450	48,335	27,931
Total liabilities	3,795,624	3,906,254	3,923,876	3,644,526	3,510,307

Total shareholders’ equity	526,679	539,723	562,125	564,593	556,227
Total liabilities and shareholders’ equity	$4,322,303	$4,445,977	$4,486,001	$4,209,119	$4,066,534

CBTX, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Income

(In thousands)

	Three Months Ended					Six Months Ended
	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021	6/30/2022	6/30/2021
Interest income
Interest and fees on loans	$31,768	$31,221	$29,882	$30,765	$30,793	$62,989	$63,958
Securities	2,937	2,292	1,796	1,435	1,332	5,229	2,505
Interest-bearing deposits at other financial institutions	1,238	348	383	340	223	1,586	400
Equity investments	158	154	168	157	158	312	304
Total interest income	36,101	34,015	32,229	32,697	32,506	70,116	67,167
Interest expense
Deposits	1,178	1,164	1,180	1,227	1,267	2,342	2,617
Federal Home Loan Bank advances	51	221	222	221	221	272	442
Other interest-bearing liabilities	—	—	17	—	—	—	—
Total interest expense	1,229	1,385	1,419	1,448	1,488	2,614	3,059
Net interest income	34,872	32,630	30,810	31,249	31,018	67,502	64,108
Provision (recapture) for credit losses
Provision (recapture) for credit losses for loans	479	20	(901)	(5,057)	(4,190)	499	(3,904)
Provision (recapture) for credit losses for unfunded commitments	(353)	415	(306)	162	(893)	62	(767)
Total provision (recapture) for credit losses	126	435	(1,207)	(4,895)	(5,083)	561	(4,671)
Net interest income after provision (recapture) for credit losses	34,746	32,195	32,017	36,144	36,101	66,941	68,779
Noninterest income
Deposit account service charges	1,386	1,370	1,370	1,352	1,167	2,756	2,360
Card interchange fees	1,135	1,037	1,081	1,048	1,095	2,172	2,071
Earnings on bank-owned life insurance	371	371	385	2,323	390	742	780
Net gain on sales of assets	58	530	910	360	366	588	558
Other	596	2,021	354	479	473	2,617	833
Total noninterest income	3,546	5,329	4,100	5,562	3,491	8,875	6,602
Noninterest expense
Salaries and employee benefits	14,698	15,254	16,609	15,000	14,734	29,952	28,922
Occupancy expense	2,396	2,371	2,606	2,660	2,597	4,767	5,118
Professional and director fees	1,142	879	756	1,567	2,441	2,021	4,144
Data processing and software	1,458	1,763	1,716	1,629	1,661	3,221	3,237
Regulatory fees	803	614	8,366	478	501	1,417	1,057
Advertising, marketing and business development	366	249	263	493	510	615	795
Telephone and communications	349	454	471	516	550	803	1,013
Security and protection expense	170	324	439	425	537	494	927
Amortization of intangibles	172	181	179	182	186	353	377
Other expenses	2,204	2,563	3,427	1,422	1,480	4,767	2,892
Total noninterest expense	23,758	24,652	34,832	24,372	25,197	48,410	48,482
Net income before income tax expense	14,534	12,872	1,285	17,334	14,395	27,406	26,899
Income tax expense	2,827	2,277	1,830	2,913	2,692	5,104	5,177
Net income (loss)	$11,707	$10,595	$(545)	$14,421	$11,703	$22,302	$21,722

CBTX, INC. AND SUBSIDIARY

Net Interest Margin

(In thousands, except percentages)

	Three Months Ended
	6/30/2022			3/31/2022			6/30/2021
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Interest Paid	Rate(1)	Balance	Interest Paid	Rate(1)	Balance	Interest Paid	Rate(1)
Assets
Interest-earning assets:
Total loans(2)	$2,897,335	$31,768	4.40%	$2,886,765	$31,221	4.39%	$2,835,995	$30,793	4.36%
Securities	562,518	2,937	2.09%	497,640	2,292	1.87%	302,808	1,332	1.76%
Interest-bearing deposits at other financial institutions	593,255	1,238	0.84%	768,665	348	0.18%	670,508	223	0.13%
Equity investments	13,386	158	4.73%	13,379	154	4.67%	15,338	158	4.13%
Total interest-earning assets	4,066,494	$36,101	3.56%	4,166,449	$34,015	3.31%	3,824,649	$32,506	3.41%
Allowance for credit losses for loans	(31,081)			(31,602)			(40,806)
Noninterest-earning assets	315,133			307,796			317,115
Total assets	$4,350,546			$4,442,643			$4,100,958
Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$1,939,990	$1,178	0.24%	$2,019,609	$1,164	0.23%	$1,839,812	$1,267	0.28%
Federal Home Loan Bank advances	5,495	51	3.72%	50,000	221	1.79%	50,000	221	1.77%
Total interest-bearing liabilities	1,945,485	$1,229	0.25%	2,069,609	$1,385	0.27%	1,889,812	$1,488	0.32%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,825,400			1,762,729			1,611,565
Other liabilities	42,861			49,990			46,774
Total noninterest-bearing liabilities	1,868,261			1,812,719			1,658,339
Shareholders’ equity	536,800			560,315			552,807
Total liabilities and shareholders’ equity	$4,350,546			$4,442,643			$4,100,958
Net interest income		$34,872			$32,630			$31,018
Net interest spread(3)			3.31%			3.04%			3.09%
Net interest margin(4)			3.44%			3.18%			3.25%
Net interest margin - tax equivalent(5)			3.49%			3.22%			3.29%

(1)	Annualized.
(2)	Includes average outstanding balances related to loans held for sale.
(3)	Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(4)	Net interest margin is equal to net interest income divided by average interest-earning assets.
(5)

Tax equivalent adjustments of $478,000, $463,000 and $321,000 for the three months ended June 30, 2022, March 31, 2022 and June 30, 2021, respectively, were computed using a federal income tax rate of 21%.

CBTX, INC. AND SUBSIDIARY

Net Interest Margin

(In thousands, except percentages)

	Six Months Ended June 30,
	2022			2021
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
(Dollars in thousands)	Balance	Interest Paid	Rate(1)	Balance	Interest Paid	Rate(1)
Assets
Interest-earning assets:
Total loans(1)	$2,892,079	$62,989	4.39%	$2,868,463	$63,958	4.50%
Securities	530,259	5,229	1.99%	281,196	2,505	1.80%
Interest-bearing deposits at other financial institutions	680,477	1,586	0.47%	573,433	400	0.14%
Equity investments	13,383	312	4.70%	15,346	304	3.99%
Total interest-earning assets	4,116,198	$70,116	3.44%	3,738,438	$67,167	3.62%
Allowance for credit losses for loans	(31,340)			(40,941)
Noninterest-earning assets	311,482			318,520
Total assets	$4,396,340			$4,016,017
Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$1,979,578	$2,342	0.24%	$1,821,098	$2,617	0.29%
Federal Home Loan Bank advances	27,624	272	1.99%	50,000	442	1.78%
Total interest-bearing liabilities	2,007,202	$2,614	0.26%	1,871,098	$3,059	0.33%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,794,239			1,545,242
Other liabilities	46,406			48,503
Total noninterest-bearing liabilities	1,840,645			1,593,745
Shareholders’ equity	548,493			551,174
Total liabilities and shareholders’ equity	$4,396,340			$4,016,017
Net interest income		$67,502			$64,108
Net interest spread(3)			3.18%			3.29%
Net interest margin(4)			3.31%			3.46%
Net interest margin - tax equivalent(5)			3.35%			3.49%

(1)	Annualized.
(2)	Includes average outstanding balances related to loans held for sale.
(3)	Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(4)	Net interest margin is equal to net interest income divided by average interest-earning assets.
(5)	Tax equivalent adjustments of $941,000 and $621,000 for the six months ended June 30, 2022 and June 30, 2021, respectively, were computed using a federal income tax rate of 21%.

CBTX, INC. AND SUBSIDIARY

Rate/Volume Analysis

(In thousands)

	Three Months Ended June 30, 2022,
	Compared to Three Months Ended March 31, 2022
	Increase (Decrease) due to
(Dollars in thousands)	Rate	Volume	Days	Total
Interest-earning assets:
Total loans	$86	$114	$347	$547
Securities	321	299	25	645
Interest-bearing deposits at other financial institutions	964	(78)	4	890
Equity investments	2	—	2	4
Total increase (decrease) in interest income	1,373	335	378	2,086
Interest-bearing liabilities:
Interest-bearing deposits	46	(45)	13	14
Federal Home Loan Bank advances	24	(196)	2	(170)
Total increase (decrease) in interest expense	70	(241)	15	(156)
Increase (decrease) in net interest income	$1,303	$576	$363	$2,242

	Three Months Ended June 30, 2022,
	Compared to Three Months Ended June 30, 2021
	Increase (Decrease) due to
(Dollars in thousands)	Rate	Volume	Total
Interest-earning assets:
Total loans	$308	$667	$975
Securities	465	1,140	1,605
Interest-bearing deposits at other financial institutions	1,040	(25)	1,015
Equity investments	20	(20)	—
Total increase (decrease) in interest income	1,833	1,762	3,595
Interest-bearing liabilities:
Interest-bearing deposits	(159)	70	(89)
Federal Home Loan Bank advances	26	(196)	(170)
Total increase (decrease) in interest expense	(133)	(126)	(259)
Increase (decrease) in net interest income	$1,966	$1,888	$3,854

	Six Months Ended June 30, 2022,
	Compared to Six Months Ended June 30, 2021
	Increase (Decrease) due to
(Dollars in thousands)	Rate	Volume	Total
Interest-earning assets:
Total loans	$(1,496)	$527	$(969)
Securities	501	2,223	2,724
Interest-bearing deposits at other financial institutions	1,112	74	1,186
Equity investments	47	(39)	8
Total decrease in interest income	164	2,785	2,949
Interest-bearing liabilities:
Interest-bearing deposits	(503)	228	(275)
Federal Home Loan Bank advances	28	(198)	(170)
Total increase (decrease) in interest expense	(475)	30	(445)
Decrease in net interest income	$639	$2,755	$3,394

CBTX, INC. AND SUBSIDIARY

Average Balances and Yields

	Three Months Ended
	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
Average Outstanding Balances (in thousands):
Interest-earning assets:
Total loans(1)	$2,897,335	$2,886,765	$2,702,211	$2,702,248	$2,835,995
Securities	562,518	497,640	404,064	327,968	302,808
Interest-bearing deposits at other financial institutions	593,255	768,665	921,545	854,406	670,508
Equity investments	13,386	13,379	13,374	13,367	15,338
Total interest-earning assets	4,066,494	4,166,449	4,041,194	3,897,989	3,824,649
Allowance for credit losses for loans	(31,081)	(31,602)	(32,840)	(36,945)	(40,806)
Noninterest-earning assets	315,133	307,796	312,308	313,901	317,115
Total assets	$4,350,546	$4,442,643	$4,320,662	$4,174,945	$4,100,958
Interest-bearing liabilities:
Interest-bearing deposits	$1,939,990	$2,019,609	$1,941,177	$1,895,617	$1,839,812
Federal Home Loan Bank advances	5,495	50,000	50,000	50,000	50,000
Other interest-bearing liabilities	—	—	33	—	—
Total interest-bearing liabilities	1,945,485	2,069,609	1,991,210	1,945,617	1,889,812
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,825,400	1,762,729	1,706,673	1,612,985	1,611,565
Other liabilities	42,861	49,990	54,612	52,712	46,774
Total noninterest-bearing liabilities	1,868,261	1,812,719	1,761,285	1,665,697	1,658,339
Shareholders’ equity	536,800	560,315	568,167	563,631	552,807
Total liabilities and shareholders’ equity	$4,350,546	$4,442,643	$4,320,662	$4,174,945	$4,100,958

Tax equivalent adjustments	$478,000	$463,000	$426,000	$369,000	$321,000

Yield Trend(2)
Interest-earning assets:
Total loans	4.40%	4.39%	4.39%	4.52%	4.36%
Securities	2.09%	1.87%	1.76%	1.74%	1.76%
Interest-bearing deposits at other financial institutions	0.84%	0.18%	0.16%	0.16%	0.13%
Equity investments	4.73%	4.67%	4.98%	4.66%	4.13%
Total interest-earning assets	3.56%	3.31%	3.16%	3.33%	3.41%
Interest-bearing liabilities:
Interest-bearing deposits	0.24%	0.23%	0.24%	0.26%	0.28%
Federal Home Loan Bank advances	3.72%	1.79%	1.76%	1.75%	1.77%
Total interest-bearing liabilities	0.25%	0.27%	0.28%	0.30%	0.32%
Net interest spread(3)	3.31%	3.04%	2.88%	3.03%	3.09%
Net interest margin(4)	3.44%	3.18%	3.02%	3.18%	3.25%
Net interest margin - tax equivalent(5)	3.49%	3.22%	3.07%	3.22%	3.29%

(1)Includes average outstanding balances of loans held for sale.
(2)Annualized.
(3)	Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(4)	Net interest margin is equal to net interest income divided by average interest-earning assets.
(5)	Tax equivalent adjustments were computed using a federal income tax rate of 21%.

CBTX, INC. AND SUBSIDIARY

Loans and Deposits Period End Balances

(In thousands, except percentages)

	6/30/2022		3/31/2022		12/31/2021		9/30/2021		6/30/2021
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Loan Portfolio:
Commercial and industrial	$581,443	19.1%	$600,990	20.8%	$634,384	22.0%	$596,251	22.8%	$658,733	24.0%
Real estate:
Commercial real estate	1,181,620	38.8%	1,142,646	39.5%	1,091,969	38.0%	1,029,137	39.3%	1,060,968	38.7%
Construction and development	560,903	18.4%	473,326	16.4%	460,719	16.0%	393,541	15.0%	426,007	15.5%
1-4 family residential	264,428	8.7%	263,213	9.1%	277,273	9.6%	204,151	7.8%	211,328	7.7%
Multi-family residential	300,582	9.9%	279,099	9.7%	286,396	10.0%	285,852	10.9%	265,252	9.7%
Consumer	26,810	0.9%	28,230	1.0%	28,090	1.0%	27,930	1.1%	31,444	1.1%
Agriculture	8,036	0.3%	6,287	0.2%	7,941	0.3%	8,780	0.4%	8,283	0.4%
Other	118,153	3.9%	95,187	3.3%	89,655	3.1%	71,915	2.7%	78,607	2.9%
Gross loans	3,041,975	100.0%	2,888,978	100.0%	2,876,427	100.0%	2,617,557	100.0%	2,740,622	100.0%
Less allowance for credit losses	(32,087)		(31,442)		(31,345)		(32,208)		(37,183)
Less deferred fees and unearned discount	(9,061)		(8,350)		(8,739)		(8,828)		(10,318)
Less loans held for sale	—		(748)		(164)		(327)		(808)
Loans, net	$3,000,827		$2,848,438		$2,836,179		$2,576,194		$2,692,313

Deposits:
Interest-bearing demand accounts	$445,149	11.9%	$444,571	11.6%	$468,361	12.2%	$386,196	10.9%	$375,543	11.0%
Money market accounts	1,109,265	29.5%	1,218,082	31.9%	1,209,659	31.6%	1,139,167	32.3%	1,101,091	32.2%
Savings accounts	130,713	3.5%	130,218	3.4%	127,031	3.3%	118,794	3.4%	115,823	3.4%
Certificates and other time deposits, $100,000 or greater	169,616	4.5%	127,798	3.4%	134,775	3.5%	140,740	4.0%	142,343	4.2%
Certificates and other time deposits, less than $100,000	91,616	2.4%	99,233	2.6%	106,477	2.8%	118,594	3.4%	125,202	3.6%
Total interest-bearing deposits	1,946,359	51.8%	2,019,902	52.9%	2,046,303	53.4%	1,903,491	54.0%	1,860,002	54.4%
Noninterest-bearing deposits	1,810,275	48.2%	1,801,323	47.1%	1,784,981	46.6%	1,628,144	46.0%	1,556,784	45.6%
Total deposits	$3,756,634	100.0%	$3,821,225	100.0%	$3,831,284	100.0%	$3,531,635	100.0%	$3,416,786	100.0%

CBTX, INC. AND SUBSIDIARY

Credit Quality

(In thousands, except percentages)

	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
Nonperforming Assets (at period end):
Nonaccrual loans:
Commercial and industrial	$8,312	$8,765	$9,090	$9,773	$10,038
Real estate:
Commercial real estate	16,481	11,363	11,512	10,419	10,572
Construction and development	143	140	142	—	—
1-4 family residential	3,302	1,777	1,784	351	363
Consumer	35	38	40	42	—
Nonaccrual loans	28,273	22,083	22,568	20,585	20,973
Accruing loans 90 or more days past due	—	—	—	—	—
Total nonperforming loans	28,273	22,083	22,568	20,585	20,973
Foreclosed assets	—	—	—	—	—
Total nonperforming assets	$28,273	$22,083	$22,568	$20,585	$20,973

Allowance for Credit Losses for Loans (at period end):
Commercial and industrial	$9,730	$10,895	$11,214	$11,401	$12,260
Real estate:
Commercial real estate	11,708	11,297	11,015	11,744	13,260
Construction and development	4,243	3,429	3,310	3,334	4,453
1-4 family residential	2,071	2,025	2,105	1,700	2,172
Multi-family residential	1,925	1,770	1,781	2,156	2,382
Consumer	391	403	406	449	494
Agriculture	88	70	88	109	115
Other	1,931	1,553	1,426	1,315	2,047
Total allowance for credit losses for loans	$32,087	$31,442	$31,345	$32,208	$37,183

Credit Quality Ratios (at period end):
Nonperforming assets to total assets	0.65%	0.50%	0.50%	0.49%	0.52%
Nonperforming loans to loans excluding loans held for sale	0.93%	0.77%	0.79%	0.79%	0.77%
Allowance for credit losses for loans to nonperforming loans	113.49%	142.38%	138.89%	156.46%	177.29%
Allowance for credit losses for loans to loans excluding loans held for sale	1.06%	1.09%	1.09%	1.23%	1.36%

CBTX, INC. AND SUBSIDIARY

Allowance for Credit Losses for Loans

(In thousands, except percentages)

	Three Months Ended
	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021

Beginning balance	$31,442	$31,345	$32,208	$37,183	$40,874

Provision (recapture):
Commercial and industrial	(1,395)	(383)	(227)	(945)	(1,955)
Real estate:
Commercial real estate	411	282	(729)	(1,516)	(1,020)
Construction and development	814	119	(24)	(1,119)	(992)
1-4 family residential	50	(81)	406	(469)	(286)
Multi-family residential	155	(11)	(375)	(226)	(332)
Consumer	48	(5)	(42)	(39)	(36)
Agriculture	18	(28)	(21)	(11)	8
Other	378	127	111	(732)	423
Total provision (recapture)	479	20	(901)	(5,057)	(4,190)

Net (charge-offs) recoveries:
Commercial and industrial	230	64	40	86	403
Real estate:
Commercial real estate	—	—	—	—	—
Construction and development	—	—	—	—	—
1-4 family residential	(4)	1	(1)	(3)	—
Multi-family residential	—	—	—	—	—
Consumer	(60)	2	(1)	(6)	96
Agriculture	—	10	—	5	—
Other	—	—	—	—	—
Total net (charge-offs) recoveries	166	77	38	82	499

Ending balance	$32,087	$31,442	$31,345	$32,208	$37,183
Net charge-offs (recoveries) to average loans(1)	(0.02%)	(0.01%)	(0.01%)	(0.01%)	(0.07%)

(1)	Annualized.

CBTX, INC. AND SUBSIDIARY

Non-GAAP to GAAP Reconciliation

(In thousands, except per share data and percentages)

The Company’s accounting and reporting policies conform to GAAP and the prevailing practices in the banking industry. However, the Company also evaluates its performance based on certain additional non-GAAP financial measures. The Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes, or includes amounts or is subject to adjustments that have the effect of excluding or including amounts, that are not included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP in our statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating, other statistical measures or ratios calculated using exclusively financial measures calculated in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the way the Company calculates the non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

This earnings release contains certain non-GAAP financial measures including “tangible book value,” “tangible book value per common share,” and “tangible equity to tangible assets,” which are supplemental measures that are not required by, or are not presented in accordance with, GAAP.

The Company calculates tangible equity as total shareholders’ equity, less goodwill and other intangible assets, net of accumulated amortization, and tangible book value per share as tangible equity divided by shares of common stock outstanding at the end of the relevant period. The most directly comparable GAAP financial measure for tangible book value per share is book value per share.

The Company calculates tangible assets as total assets less goodwill and other intangible assets, net of accumulated amortization. The most directly comparable GAAP financial measure for tangible equity to tangible assets is total shareholders’ equity to total assets.

The Company believes that tangible book value per share and tangible equity to tangible assets are measures that are important to many investors in the marketplace who are interested in book value per share and total shareholders’ equity to total assets, exclusive of change in intangible assets.

The following table reconciles, as of the dates set forth below, total shareholders’ equity to tangible equity, total assets to tangible assets and presents book value per share, tangible book value per share, tangible equity to tangible assets and total shareholders’ equity to total assets:

	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
Total shareholders’ equity	$526,679	$539,723	$562,125	$564,593	$556,227
Adjustments:
Goodwill	(80,950)	(80,950)	(80,950)	(80,950)	(80,950)
Other intangibles	(3,353)	(3,540)	(3,658)	(3,702)	(3,846)
Tangible equity	$442,376	$455,233	$477,517	$479,941	$471,431

Total assets	$4,322,303	$4,445,977	$4,486,001	$4,209,119	$4,066,534
Adjustments:
Goodwill	(80,950)	(80,950)	(80,950)	(80,950)	(80,950)
Other intangibles	(3,353)	(3,540)	(3,658)	(3,702)	(3,846)
Tangible assets	$4,238,000	$4,361,487	$4,401,393	$4,124,467	$3,981,738

Common shares outstanding	24,425	24,502	24,488	24,420	24,450
Book value per share	$21.56	$22.03	$22.96	$23.12	$22.75
Tangible book value per share	$18.11	$18.58	$19.50	$19.65	$19.28
Total shareholders’ equity to total assets	12.19%	12.14%	12.53%	13.41%	13.68%
Tangible equity to tangible assets	10.44%	10.44%	10.85%	11.64%	11.84%

Investor Relations:

Justin M. Long

281.325.5013

investors@CBoTX.com

Media Contact:

Ashley Warren

713.210.7622

awarren@CBoTX.com